Exhibit 10.11

June 14, 2001

Mr. Michael J. Soenen
FTD.COM INC.
3113 Woodcreek Drive
Downers Grove, Illinois  60515

Dear Mike:

             This letter agreement (this "Agreement") sets forth the terms of your employment with FTD.COM INC. ("FTD.COM"), and replaces and supercedes your prior employment agreement dated May 17, 2000.

             Duties.  You shall serve as an officer of FTD.COM or in a substantially similar position with any entity that acquires FTD.COM or all or substantially all of FTD.COM's assets (other than IOS BRANDS Corporation ("IOS") or Florists' Transworld Delivery, Inc. ("FTDI") or any of their other direct or indirect subsidiaries) through May 17, 2003 and shall perform the duties assigned by FTD.COM from time to time.  You shall devote your entire business time to the affairs of FTD.COM, to the performance of your duties under this Agreement and to the promotion of FTD.COM's interests.

             Compensation.  As full compensation for the performance by you of your duties under this Agreement, FTD.COM shall compensate you as follows:

(a)         Salary.  FTD.COM shall pay to you a salary of $250,000 per year, payable in the periodic installments ordinarily paid by FTD.COM to employees of FTD.COM at comparable levels to you.  You shall be entitled to such merit increases in base salary as the FTD.COM Board of Directors may determine, in its discretion.

(b)        Performance Bonus.  You shall be entitled to participate in a performance bonus as set by the Board of Directors based upon performance criteria to be set by the Board.  If your employment with FTD.COM is terminated for any reason other than "cause" (as defined below under "Severance") following a Change in Control (as defined below), you shall be entitled to received a pro rata bonus for the applicable fiscal year if you are entitled to one based upon the performance criteria set by the Board.

(c)         Equity Incentive Awards.  You have been entitled to participate in the IOS and FTD.COM equity incentive plans and any stock options or restricted stock awards granted to you, including any granted prior to the date hereof, shall be deemed to include vesting provisions that accelerate the vesting of any unvested awards upon the occurrence of a Change of Control (as defined below).

(d)        Paid Vacation.  You shall be entitled to four weeks of paid vacation per year in accordance with FTD.COM's policies with respect to vacations then in effect.

(e)         Benefits.  You shall be entitled to the additional employment-related benefits that are made available from time to time to employees of FTD.COM at comparable levels to you.

(f)         Expense Reimbursement.  FTD.COM shall reimburse you, in accordance with the practice from time to time in effect for other employees of FTD.COM, for all reasonable and necessary travel expenses and other disbursements incurred by you, for or on behalf of FTD.COM, in the performance of your duties under this Agreement.

             Immediate Vesting of Awards and Forgiveness of Indebtedness Upon Change of Control.

             In the event a Change of Control occurs during your employment, notwithstanding any provision of this Agreement or any other agreement governing any equity incentive awards held by you, any outstanding stock options or restricted stock awards granted by IOS, FTDI, FTD.COM or any other FTD company shall vest in full and become immediately exercisable, and any restrictions relating thereto shall lapse, upon the occurrence of such Change of Control.  In addition, upon the occurrence of a Change of Control, any secured indebtedness owed by you to FTD.COM shall be released and discharged in full.  For purposes of this agreement, "Change of Control" shall mean:

(a)         the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors ("Voting Stock") of IOS, FTDI or FTD.COM, respectively; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from IOS, FTDI or FTD.COM, (ii) any acquisition by IOS, FTDI or FTD.COM, any subsidiary of IOS, FTDI or FTD.COM or any employee benefit plan (or related trust) sponsored or maintained by IOS, FTDI or FTD.COM or any such subsidiary or (iii) any acquisition by any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates;

(b)        a change in a majority of the members of the Board of Directors of IOS, FTDI or FTD.COM, respectively, occurs (i) within one year following the public announcement of an actual or threatened election contest (within the meaning of Rule 14a-11 under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating a Person intends to effect a change in control of IOS, FTDI or FTD.COM or (ii) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than IOS, FTDI or FTD.COM through their respective Boards of Directors or duly authorized committees thereof or through the exercise of contractual rights);

(c)         consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of IOS, FTDI or FTD.COM (a "Business Combination"), in each case, unless, following such Business Combination, (i) more than 50% of the Voting Stock of the entity resulting from such Business Combination is held in the aggregate by (A) the holders of securities entitled to vote generally in the election of directors of IOS, FTDI or FTD.COM immediately prior to such transaction, (B) any employee benefit plan (or related trust) sponsored or maintained by IOS, FTDI or FTD.COM or such entity or any subsidiary of any of them or (C) any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates and (ii) at least half of the members of the board of directors of the entity resulting from such Business Combination were members of the Board of Directors of IOS, FTDI or FTD.COM at the time of the execution of the initial agreement, or the action of the Board of Directors of IOS, FTDI or FTD.COM, providing for such Business Combination; or

(d)        approval by the stockholders of IOS, FTDI or FTD.COM of a complete liquidation or dissolution of IOS, FTDI or FTD.COM.

             Severance.  FTD.COM shall have the right to terminate your employment by giving you written notice of the effective date of the termination.  If your employment is terminated (a) without "cause" by FTD.COM or (b) by you following your assignment to a position that represents a material diminution in your operating responsibilities (it being understood that a change in your title shall not by itself entitle you to terminate your employment and receive the right to severance payments under this paragraph), FTD.COM will pay you continued salary for one year from the effective date of any such termination under clause (a) or (b) above ("Termination Date") and any pro rata bonus to which you may be entitled pursuant to this Agreement.  FTD.COM's severance obligations are subject to your best efforts to mitigate, and you will promptly notify FTD.COM of any subsequent employment.  In addition to the foregoing continued salary payments, on the Termination Date, FTD.COM shall cause you to be entitled to accelerated vesting of any options to purchase capital stock of FTD.COM or any subsidiary (with unrestricted rights to exercise any such stock options) and vesting of all capital stock of FTD.COM or any subsidiary subject to forfeiture under restricted stock awards in the same manner and extent as would be the case in the event of a Change of Control.  Your participation (including dependent coverage) in any life, disability, group health and dental benefit plans provided by FTD.COM, in effect immediately prior to the Termination Date, shall be continued after the Termination Date, in accordance with FTD.COM policy relating to such plans as of the Termination Date, until the earlier of (i) the end of the one-year severance period or (ii) the date on which you accept other full-time employment.  Following the Termination Date, FTD.COM shall not be obligated to (1) provide business accident insurance covering you or (2) make contributions on your behalf to any qualified retirement and pension plans or profit sharing plans.

             For purposes of this Agreement, "cause" means any of the following events that FTD.COM or the FTD.COM Board of Directors has determined, in good faith, has occurred: (i) your continual or deliberate neglect of the performance of your material duties; (ii) your failure to devote substantially all of your working time to the business of FTD.COM and its subsidiaries or affiliated companies; (iii) your engaging willfully in misconduct in connection with the performance of any of your duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of FTD.COM or its subsidiaries or affiliated companies; (iv) your willful breach of any confidentiality or nondisclosure agreements with FTD.COM (including this Agreement) or your violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of FTD.COM; (v) your violation of the separate confidentiality and non-competition agreement described below and attached hereto as Exhibit A; or (vi) your engaging in conduct that results in material injury to the reputation of FTD.COM or its subsidiaries or affiliated companies such as conviction for a felony or crime involving fraud under Federal, state or local laws, or embezzlement.

             Confidential Information and Non-Competition.  You agree to enter into a separate agreement with FTD.COM (attached hereto as Exhibit A) that provides for (a) non-disclosure of confidential information, (b) non-competition and (c) non-solicitation of customers, suppliers and employees.  This Agreement shall not be effective until you have executed and delivered such agreement to FTD.COM.

             Tax Matters.    Upon the occurrence of a Change of Control during your employment, FTD.COM shall be obligated to make "gross up payments" to the extent required by law to cover certain tax obligations in the manner contemplated by Exhibit B hereto.

             Miscellaneous.  This Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-law principles thereof.  You and FTD.COM consent to jurisdiction and venue in any federal or state court in the City of Chicago.  This Agreement and the accompanying Exhibit A and B state our entire agreement and understanding regarding your employment with FTD.COM.  This agreement may be amended only by a written document signed by both you and FTD.COM.  No delay or failure to exercise any right under this Agreement waives such rights under the Agreement.  If any provision of this Agreement is partially or completely invalid or unenforceable, then that provision shall only be ineffective to such extent of its invalidity or unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected.  Any controversy relating to this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided in the Confidentiality and Non-Competition agreement attached hereto as Exhibit A.  In the event of any inconsistency between this Agreement and any personnel policy or manual of FTD.COM with respect to any matter, this Agreement shall govern the matter.  You shall be entitled to be reimbursed for your reasonable costs and expenses, including attorneys' fees, incurred in connection with the enforcement of your rights under this Agreement to the extent that you prevail in any such controversy.

Sincerely,

/s/ RICHARD C. PERRY

Richard C. Perry
Director
FTD.COM INC.

Accepted as of this
14th day of June, 2001

/s/ MICHAEL J. SOENEN
Michael J. Soenen